Exhibit 99.1

Civista Bancshares Announces Retirement of Controller Todd Michel

Sandusky, OH July 16, 2024 — Civista Bancshares, Inc. (“Civista”) (NASDAQ: CIVB) announced today that Todd Michel, Senior Vice President and Controller, will retire from the Company effective July 16, 2024. The Company has commenced a search for a permanent replacement for Mr. Michel; in the interim, Ian Whinnem, Senior Vice President and Chief Financial Officer, will serve as Principal Accounting Officer.

Mr. Michel completes a 39-year career with Civista, having joined the Company in 1985 as a seasonal teller while attending Bowling Green State University. Upon receiving his Bachelor of Science degree in business in 1988, he joined the Company’s accounting department. He was promoted to Vice President and Controller in 1998 and Senior Vice President in 2000.

About Civista Bancshares, Inc.

Civista Bancshares, Inc., is a $3.9 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Leasing & Finance, a division of Civista Bank, offers commercial equipment leasing services for businesses nationwide. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121